Exhibit 2

Japanese GAAP
Consolidated Financial Statements

(TRANSLATION)

November 4, 2003

Condensed Statements of Consolidated Financial Results
for the Six Months Ended September 30, 2003

Company Name:	NISSIN CO., LTD.
(URL: http://www.nissin-f.co.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571)
New York Stock Exchange (Trading Symbol: NIS)

Location of Head Office:	Tokyo and Ehime

President:	Kunihiko Sakioka,
Representative Director

Inquiries:	Hitoshi Higaki,
Managing Director and
General Manager of Operations Control Division
(Tel: 81-3-3348-2424)

Date of Board of Directors’Meeting for
Approval of the Financial Results:	November 4, 2003

Application of GAAP:	Japanese GAAP

Japanese GAAP
Consolidated Financial Statements

(Note: All amounts in these financial statements are rounded down to the nearest unit)

1. Consolidated Financial Results for the Six Months Ended September 30, 2003

(1) Consolidated Operating Results

	Six Months Ended September 30,				Year Ended March 31,

	2002		2003		2003

		Percentages		Percentages		Percentages
	Amount	(Note 5)	Amount	(Note 5)	Amount	(Note 5)

	( in millions except percentages)
Operating revenues	¥21,517	23.4%	¥22,958	6.7%	¥45,601	24.9%
Operating income	4,916	17.5	5,698	15.9	11,041	14.9
Ordinary income	4,850	26.4	5,543	14.3	10,714	15.8
Net income	2,519	29.7	2,783	10.5	5,209	8.1

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

Earnings per share (in yen):
Basic	¥38.86	¥22.16	¥79.63
Diluted	-	-	-

Notes:	1.	Net losses from equity-method affiliates were ¥45 million for the six months ended September 30, 2002, ¥98 million for the six months ended September 30, 2003 and ¥121 million for the year ended March 31, 2003.
	2.	The weighted-average numbers of outstanding shares were 64,853,411 shares for the six months ended September 30, 2002, 125,633,219 shares for the six months ended September 30, 2003 and 64,460,020 shares for the year ended March 31, 2003.
	3.	On May 20, 2003, NISSIN completed a two-for-one stock split.
	4.	Changes in accounting policy: None
	5.	The percentages indicated in the rows for operating revenues, operating income, ordinary income and net income represent the rates of increase from the respective figures for the corresponding period of the previous year.

(2)  Consolidated Financial Position

	September 30,		March 31,

	2002	2003	2003

	( in millions except percentages and per share data)
Total assets	¥191,776	¥195,600	¥203,714
Shareholders’ equity	43,907	46,605	44,905
Ratio of shareholders’ equity to total assets (%)	22.9%	23.8%	22.0%
Shareholders’ equity per share (in yen)	678.52	377.41	708.98

Notes:	1.	There were 64,710,002 outstanding shares on September 30, 2002, 123,488,276 outstanding shares on September 30, 2003 and 63,229,770 outstanding shares on March 31, 2003.
	2.	On May 20, 2003, NISSIN completed a two-for-one stock split.

Japanese GAAP
Consolidated Financial Statements

(3)  Consolidated Cash Flows

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

	( in millions )
Net cash (used in) provided by operating activities	¥(9,408)	¥6,780	¥(14,347)
Net cash (used in) provided by investing activities	(793)	25	(1,462)
Net cash provided by (used in) financing activities	10,649	(11,160)	22,306
Cash and cash equivalents at end of period	17,564	19,257	23,612

(4)  Scope of Consolidation and Application of the Equity Method

Consolidated subsidiaries:	5 companies
Non-consolidated subsidiaries accounted for under the equity method:	None
Affiliates accounted for under the equity method:	3 companies

(5)  Change in Scope of Consolidation and Application of the Equity Method

Newly consolidated subsidiaries:	2 companies
Formerly consolidated subsidiaries:	None
Affiliates newly accounted for under the equity method:	None
Affiliates formerly accounted for under the equity method:	2 companies

2. Consolidated Financial Forecasts for the Fiscal Year Ending March 31, 2004

Year Ending March 31, 2004

( in millions )

Operating revenues	¥44,731
Ordinary income	9,006
Income before income taxes	4,710

(Reference)   Earnings per share for the fiscal year ending March 31, 2004 is forecasted to be ¥37.50.

Note:	Our forecasts reflect our judgment based on the information available at this time. Because actual results may differ from these forecasts, you should not make an investment decision based solely on these forecasts. To read the assumptions used for these forecasts and other related considerations, see page 15 and 16 of the Supplementary Materials.

Japanese GAAP
Consolidated Financial Statements

SUPPLEMENTARY MATERIALS

1.	THE NISSIN CORPORATE GROUP

The Nissin corporate group (collectively the “Company”), comprised of NISSIN CO., LTD. (“NISSIN”), its five subsidiaries and three affiliates, provides integrated financial services as its primary business. Information about the members of the group is given below:

Business Segment	Business Category	Company Name	Business Description	Note

Integrated financial services	Consumer loan	Nissin Co., Ltd.	Provision of unsecured loans (with or without guarantors) and secured loans	-

	Small business owner loan	Shinsei Business Finance Co., Ltd.	Provision of unsecured loans to small and medium-sized firms or owners	Equity-method affiliates

	Customer development and mediation services	Ascot Co., Ltd.	Internet-based loans and credit card customer development and mediation

Loan servicing	Loan servicing	Nissin Servicer Co., Ltd.	Collection of specific money claims	Consolidated subsidiaries

Small business owner support services	Credit guarantee	Nissin Credit Guarantee Co., Ltd.	Credit guarantee in connection with real estate leases

Other businesses	Web consultation services	i-cf, Inc.	e-marketplace business and integrated e-business consulting	Equity-method affiliate

	Bridal services	Big Apple Co., Ltd.	Bridal agency	Consolidated subsidiaries

	Life or non-life insurance agency	Nissin Insurance Co., Ltd.	Marketing of life or non-life insurance

	Corporate housing management	NIS Real Estate Co., Ltd.	Real estate leases management

Notes:	1.	On April 24, 2003, Shiq Consulting Co., Ltd. changed its company name to Nissin Credit Guarantee Co., Ltd., and started credit guarantee business operations in connection with real estate leases.
	2.	On April 25, 2003, Nissin Insurance Co., Ltd., a 100% consolidated subsidiary, was established and commenced insurance agency business operations.
	3.	On June 25, 2003, Swan Credit Co., Ltd. completed an allotment of shares to a third party, causing NISSIN’s equity interest to fall below 20% of total shares of Swan Credit Co., Ltd. Because NISSIN has no ability to exercise significant influence over Swan Credit Co., Ltd., Swan Credit Co., Ltd. was not accounted for under the equity method for the six months ended September 30, 2003.
	4.	On July 4, 2003, BB Net Corp. (OSE Hercules-listed company) completed an allotment of shares to a third party, causing NISSIN’s equity interest to fall below 20% of total shares of BB Net Corp. Because NISSIN has no ability to exercise significant influence over BB Net Corp., BB Net Corp. was not accounted for under the equity method for the six months ended September 30, 2003.
	5.	On September 8, 2003, NIS Real Estate Co., Ltd., a consolidated subsidiary, was established and commenced corporate housing management business operations.
	6.	i-cf, Inc. (TSE Mothers-Listed company) is a company required to file statutory securities reports with the Local Finance Bureau.

Japanese GAAP
Consolidated Financial Statements

Our business flow chart is shown below:

Japanese GAAP
Consolidated Financial Statements

2.		MANAGEMENT POLICIES

	(1)	Basic Management Policies

With its policy of “innovation,” “familiarity” and “trust”, its corporate principle of “spirit of respect for human dignity”, and its honest and transparent management and business approach, the Company seeks to grow and develop together with all of the Company’s stakeholders (shareholders, customers, business partners and employees) by rapidly responding to changes in its business environment.

At the Company, we recognize the importance of responding to the financing difficulties of individual owners of small and medium-sized businesses and small retailers resulting from the worsening economic environment in recent years, and the importance of addressing the problem of multiple indebtedness resulting from increasingly severe competition in the consumer credit market. We also recognize that we must increase the Company’s social awareness and improve corporate and shareholder value. Based on this recognition, and under its medium-term management vision of becoming a new type of non-bank that provides “total financial solutions” through creation of innovative services and new markets, the Company intends to enter into new credit businesses to fully utilize the trust and expertise cultivated by the Company (particularly in relation to owners of small and medium-sized businesses firms), and to provide strong support in various sectors of society, including as a partner to consumers seeking to realize their life plans and small and medium-sized business firms seeking to achieve their business plans.

Also, we are fulfilling our responsibilities and accountability as a lender by providing products and services that are trusted and relied upon by customers and valued by society.

	(2)	Basic Policies Concerning Distribution of Earnings

NISSIN has placed profit appropriations to shareholders as a top-priority issue and implemented suitable profit appropriation measures that include dividend increases and stock splits, based on consideration of economic and financial circumstances, industry trends and the Company’s financial position and business performance. NISSIN plans to continue to maintain a target dividend payout ratio of 15% in the future.

Based on the policy indicated above, NISSIN plans to pay an annual dividend of ¥7.50 per share for this fiscal year, which includes a half-year dividend of ¥3.75 per share and a year-end divided of ¥3.75 per share.

At NISSIN’s 44th Annual Meeting of Shareholders, a resolution was approved authorizing the acquisition of up to a maximum of 3 million shares of treasury stock for the purpose of increasing shareholder earnings by improving capital efficiency. Pursuant to a resolution approved by Board of Directors meeting on August 4, 2003, the Company has completed the acquisition of 3 million shares by September 2003.

With regard to the use of retained earnings, the Company is using reserves to increase loans receivable, as well as to strengthen its future financial position, through the expansion of its sales network and strategic investments that will lead to a further growth.

Also, the Company implemented a stock option plan for directors and certain employees during the current fiscal year. The Company will continue to implement the plan in order to improve employee morale and the incentive for every employee of the Company to increase the Company’s profitability, and to further link distributions of earnings within the Company to shareholder profit. It is our intention to maximize corporate and shareholder value through this measure.

Japanese GAAP
Consolidated Financial Statements

(3)	Principles and Policies Concerning Reduction in the Unit Investment Amounts

The Company is aware that expanding the number of individual investors and improving the liquidity of our shares are important issues. It is our intent to continue creating an environment that makes the Company’s shares appealing to individual investors and to improve the level of their participation.

For the above-mentioned reasons, a three-for-one stock split and a two-for-one stock split were carried out in 2001 and 2002, respectively. Furthermore, another two-for-one stock split was carried out on May 20, 2003. Consequently, the trading volume of these stocks as well as the number of issued stocks have increased significantly.

In the future, the Company will continue to aggressively reduce the unit investment amounts after carefully considering the trends in our business performance, share price and the number of our shareholders as well as the market trends.

(4)	Management Objectives

To increase the efficiency of investment of shareholders’ equity and strengthen the Company’s financial position and to enhance stability and profitability comprehensively, the Company focuses on the return on shareholders’ equity, the shareholders’ equity ratio and earnings per share as management objectives. The goals for the objectives are as follows:

Return on shareholders’ equity — 15% Shareholders’ equity ratio — 25% Earnings per share — ¥50 per share

(5)	Medium to Long-Term Management Strategy

To realize its management vision of becoming a new type of non-bank that offers total financial solutions through creation of innovative services and new markets, the Company has adopted a critical strategy of pursuing alliances with a wide variety of firms. The company is devoting its efforts to differentiate itself from the competitors by creating new products to meet the demand of all customers to achieve a further growth, and providing value-added financial solutions not available from the conventional finance business by evolving from a traditional integrated financial firm to a “total financial solutions provider.”

In addition to implementing this management strategy, the Company intends to restructure and strengthen its business structure and reform management policies as the business environment changes. Furthermore, the Company will devote every effort to increasing operational efficiency, reducing costs, and establishing a strong base for profitability.

In addition, the significant elements of alliance strategy is given below:

I. Financial version of an OEM strategy

Firms in industries such as manufacturing have not been able to adequately engage in transactions with owners of small and medium-sized firms and small retailers due to their higher credit risks. The Company will seek to contribute to the efforts of its alliance partners in these industries to expand their sales, as well as to meet the investment needs of owners of small and medium-sized firms and small retailers, by minimizing credit risks by providing credit screenings, loan guarantees, loan servicing and other services for the alliance partners.

Japanese GAAP
Consolidated Financial Statements

II. Alliance strategy for services to small business owners

To develop business support services for business owners and offer new financial services not available from the traditional finance industry, the Company will promote alliances with firms in other industries and other financial institutions in order to combine the brand value and customer bases of our alliance partners with the Company’s credit expertise.

III. Alliance strategy for services to consumers

In order to be able to respond to customers’ finance needs, the Company intends to build a new customer service base for its alliance partner firms and expand the Company’s sales channel, by promoting tie-ups with consumer loan firms and through guaranteed loan businesses.

(6)	Challenges for the Company

Japan’s high unemployment rate has caused personal consumption to stagnate, and the long-term deflationary trend has caused corporate and personal bankruptcies as well as debt restructuring using legal procedures to increase rapidly. In the Company’s industry, further enhancement of credit risk management and improvement of credit quality are concerns shared by every company.

In response to this issue, the Company has promoted increased efficiency and skill improvement of the credit screening department’s operations and the reorganization of its credit management system. In addition, the Company is actively seeking alliance opportunities by developing new business partners and establishing a follow-up system for various business partners. Through such measures, the Company aims to provide high-quality financial services that accurately respond to the diversifying financial needs of our clients. Moreover, it is anticipated that this move will improve the quality of our assets (i.e., loans receivable).

(7)	The Basic View of Corporate Governance and Implementation of Corporate Governance Policies

(The basic view of corporate governance)

As described in its basic management policy, the Company focuses on growing and developing together with its stakeholders. To achieve this goal, we recognize that the Company must seek to improve management efficiency, strengthen management audit systems and ensure that its audit system is effective. A major premise for such efforts is the soundness of its management organization based on transparent director elections and compensation decisions, as well as clearly defined responsibilities of directors.

(Implementation of corporate governance policies)

I.	Overview of NISSIN’s corporate governance system, including management organization

i. Whether NISSIN is a company governed by an audit committee system or statutory auditor system

NISSIN has adopted a statutory auditor system.

ii. Elections for outside directors and outside statutory auditors

NISSIN’s Board of Statutory Auditors is currently comprised of four individuals. With the election of two outside statutory auditors (part-time), however, the Company has strengthened its system for supervising directors’ performance of their business responsibilities.

The Company does not have any outside directors.

Japanese GAAP
Consolidated Financial Statements

iii. Summary of various committees

Although NISSIN is not considering at the present time the establishment of a Material Assets Committee or becoming an audit committee–based company as defined in the Commercial Code, NISSIN has established a Nomination and Compensation Committee to ensure that decisions on director nominations and compensation are transparent and objective. Furthermore, in line with the spirit of the Commercial Code, NISSIN has tapped individuals outside the Company to serve on the committee.

iv. Assignment of full-time staff for outside statutory auditor positions

NISSIN has not hired any full time staff at the present time, but the Corporate Planning Department works as the secretariat for the Board of Statutory Auditors and also prepares an independent budget.

v. Activity performance and supervision

NISSIN’s board of directors is composed of nine directors, and as a general rule convenes at the beginning of each month. In addition to determining the Company’s management strategy and discussing matters of importance to the Company, the board of directors receives reports on operating results and the status of business operations from the individuals in charge of each department in person at the meetings, and examines measures for responding quickly to changes in the Company’s business environment.

The Company’s audit system, which is designed to review management decision-making and business operations, works to enhance the management audit function and ensure management transparency and objectivity, based on audits prepared by the statutory auditors, among whom are outside statutory auditors, internal audits performed mainly by the Business Audit Department, and audits performed by the independent auditor firm.

Japanese GAAP
Consolidated Financial Statements

vi. Internal control mechanisms

NISSIN has established an organization consisting of the Sales & Marketing Control Division, which is responsible for all sales departments, and the Operations Control Division, which is responsible for all activities in the Human Resources and General Affairs, the Accounting and Finance, the Corporate Planning, Public Relations and Legal Affairs, and corporate governance. NISSIN has created this organizational structure to control the authority transferred to each department and maintain appropriate supervision and control.

NISSIN has also established a Risk Management Committee to provide cross-organization verification, analysis and control of the various risks (business risks) resulting from changes in the Company’s business environment and the activities to aggressively conduct the Company’s business operations. This committee works to broaden the legal checks and supervisory functions for all of the Company’s activities, and to strengthen risk management.

vii. Attorneys, independent auditors and other third parties

The Company consults with a number of law firms (Tokyo Aoyama Aoki Law Office, Sullivan and Cromwell LLP, etc.), and conducts its business in accordance with Japan’s laws and regulations, including the Commercial Code and the Securities and Exchange Law, as well as observes U.S. laws and regulations governing firms listed on the New York Stock Exchange.

The Company’s independent auditors (BDO Sanyu & Co.) also maintain systems to address accounting and tax risks, by working in close cooperation with the Company’s Board of Statutory Auditors and the Business Audit Department and receiving the advice of licensed tax accountants.

II.	Summary of personnel relationships, capital or business relationships and other interests between the Company and the Company’s outside directors and outside statutory auditors

There are no special interests between the Company and the law firms and licensed tax accountant offices to which the Company’s outside statutory auditors respectively belong.

III.	Status of actions taken during the most recent year to enhance corporate governance

In accordance with the company’s endeavor to ensure the corporate governance, the Company modified its organizational structure as follows:

On April 1, 2003, the Company created the “Operations Control Division” to control all corporate governance issues, the “IR Department” to ensure better investor relation activities, and the “Compliance Section” in the Corporate Planning Department to handle legal and compliance issues with regard to its business activities.

On October 1, 2003, the Company established the “Information Management Section” in the Corporate Planning Department to manage all important business and financial information within the company as a part of its reinforcement of internal controls.

Japanese GAAP
Consolidated Financial Statements

3.	BUSINESS PERFORMANCE AND FINANCIAL POSITION

(1)	Business Performance

During the six months ended September 30, 2003, certain sectors of the Japanese economy saw improvement due to the positive effects of monetary and fiscal policies as well as the deflation countermeasures taken by the government and the Bank of Japan. However, no significant turnaround in employment and income conditions was seen, and the slumping stock market and the non-performing loan problem facing the financial sector continued to be causes of concern. As a result, personal consumption remained stagnant and the domestic economy remained at its lowest levels.

In our industry, prolonged deflationary conditions and extremely severe employment and income conditions led to notable deterioration of business performances. Specifically, the consumer sentiment has seen a sharp downturn, leading to an increasing number of people reluctant to obtain new loans and willing to repay loans at an accelerated pace. Furthermore, acceleration of the disposal of non-performing loans has had a negative effect on the cash flows of small and medium-sized companies, resulting in significantly increased levels of corporate bankruptcies and personal bankruptcies. The combination of these negative trends has led to sluggish growth of loans outstanding balances and increases in bad debt costs.

Given this business environment, the Company focused its efforts on providing “total financial solutions” and realizing its loan business and alliance strategy centered on small business owners.

As the result of our aggressive promotion of total financial services while managing credit risk, the total balance of our loans outstanding as of September 30, 2003 is ¥170,192 million, an increase of ¥3,496 million or up 2.1% as compared to the total balance of loans outstanding at the end of the corresponding period of the previous year.

Due to the increase in total balance of loans outstanding, interest income is ¥19,823 million for the six months ended September 30, 2003, or an increase of ¥709 million or up 3.7% as compared to the interest income for the corresponding period of the previous year. In addition, a guarantee fee of ¥142 million from the alliance companies such as Sanyo Club Co., Ltd. and Shinsei Business Finance Co., Ltd., compared with a guarantee fee of ¥13 million for the corresponding period of the previous year, and the positive development of Nissin Servicer Co., Ltd. contributed to the consolidated operating income of ¥22,958 million, an increase of ¥1,440 million or up 6.7% from the consolidated operating income for the corresponding period of the previous year.

The total balance of interest-bearing debt showed an increase of 1.7% from the total balance of interest-bearing debt as of the end of the corresponding period of the previous year. However, besides benefiting from the financial market with continued monetary easing by the government and Bank of Japan, we improved our trading conditions and diversified financing methods, such as through the issuance of commercial paper. As a consequence, financial costs came to ¥1,741 million, a decrease of ¥112 million or down 6.1% compared with the financial costs for the corresponding period of the previous year.

Because of increases in bankruptcies and other debt restructuring proceedings, the loan losses-related expenses came to a greater-than-expected level of ¥7,146 million, an increase of ¥342 million or up 5.0%. The cost of purchased loan collection is ¥1,266 million, an increase of ¥859 million or up 211.0%. The commission fee paid to alliance companies came to ¥321 million, an increase of ¥62 million or up 24.1% as compared to the commission fee for the corresponding period of the previous year. Consequently total other operating expenses is ¥15,518 million, an increase of ¥771 million or up 5.2% from the total other operating expenses for the corresponding period of the previous year.

Total consolidated operating expenses is ¥17,259 million, an increase of ¥658 million or up 4.0% and consolidated operating income increased to ¥5,698 million, an increase of ¥781 million or up 15.9% as compared to the consolidated operating income for the corresponding period of the previous year.

Japanese GAAP
Consolidated Financial Statements

Other income is ¥22 million, a decrease of ¥11 million or down 34.2% as compared to the other income for the corresponding period of the previous year, and other expenses is ¥177 million, an increase of ¥76 million or up 76.3% as compared to the other expenses for the corresponding period of the previous year, due to interest expense of Nissin Servicer Co., Ltd. of ¥29 million and equity losses on affiliates of ¥98 million. Consequently, the ordinary income is ¥5,543 million, an increase of ¥693 million or up 14.3% as compared to the ordinary income for the corresponding period of the previous year.

Special income is totaled to ¥170 million, an increase of ¥50 million or up 41.9% as compared to the special income for the corresponding period of the previous year, due to gain on sales of fixed assets of ¥117 million, gain on sales of investment securities of ¥31 million and gain on sales of affiliates of ¥16 million.

Special expenses is totaled to ¥674 million, an increase of ¥222 million or up 49.0% as compared to the special expenses for the corresponding period of the previous year, due to losses on sale of investment securities of ¥310 million and impairment loss on investment securities amounted to ¥320 million.

Taken together, the consolidated semiannual net income recorded an increase of ¥264 million or up 10.5%, as compared to the consolidated semiannual net income for the corresponding period of the previous year, to ¥2,783 million.

With respect to the non-consolidated business performance of NISSIN for the six months ended September 30, 2003, operating revenues amounted to ¥20,799 million, an increase of ¥536 million or up 2.6%; operating income was ¥5,235 million, an increase of ¥779 million or up 17.5%; ordinary income was ¥5,241 million, an increase of ¥790 million or up 17.8%; and net income was ¥2,665 million, an increase of ¥277 million or up 11.6%, as compared to their respective figures for the corresponding period of the previous year.

Conditions of the various group segments are described below:

I.	Integrated Financial Services
In order to strengthen its business management structure, NISSIN integrated the Eastern Japan Sales Department with the Western Japan Sales Department and Sales Support Department and formed a new Sales Division during the first half of this fiscal year. With respect to our joint venture with Shinsei Business Finance, 30 branch offices of NISSIN began selling Shinsei Business Finance products from April 2003, establishing a distribution channel that will help to acquire new customers for the Company. In addition, in order to respond more quickly to the ever-diversifying needs of small and medium-sized companies, the Company also set up the Tokyo Sales Office as a pilot branch for handling various factoring products, such as commercial bill discounts, promissory note advances and account-receivable collateralized loans, in the Tokyo region. Moreover, in April 2003 and May 2003, the Niihama Branch Office and the Kameido Branch Office were abolished, in order to improve the efficiency of the Company’s sales and management operations. Finally, in response to the increasing corporate insolvencies and personal bankruptcies, NISSIN has limited the provision of unsecured, non-guaranteed loans (from the perspective of credit risk management) and has made efforts to promote secured loans via alliance strategies.

Furthermore, while promoting a sales strategy that responds to a wide-range of consumer needs, the Company has
1.	tied up with Sanyo Electric Credit Group, a leasing company, to expand our business owner loans business, and
2.established a joint venture of Shinsei Business Finance Co., Ltd. together with Shinsei Bank to develop our business owner loan business, in order to strengthen our core loan business and focused on becoming a company that supports the growth of our business clients.

Moreover, with respect to the distribution channels for Wide loan products, a partnership was formed with Orient Shinpan Co., Ltd. in August 2003 to establish a customer agency business.

Japanese GAAP
Consolidated Financial Statements

As a result of the above activities, the total number of loan accounts decreased by 8.9% from the number at the end of the corresponding period of the previous year to 170,788. On the other hand, the total balance of loans outstanding increased by 2.1% from the total balance of loans outstanding at the end of the corresponding period of the previous year to ¥170,192 million. A breakdown of the total balance of loans outstanding, as compared to the respective figures at the end of the corresponding period of the previous year, is given below:

•	Consumer loans — 96,224 accounts (19.6% decrease); loans outstanding of ¥37,797 million (16.4% decrease)
•	Wide loans — 35,345 accounts (5.8% increase); loans outstanding of ¥60,073 million (2.2% increase)
•	Small business owner loans — 23,643 accounts (20.2% increase); loans outstanding of ¥52,962 million (19.5% increase)
•	Business Timely loans — 15,234 accounts (5.7% increase); loans outstanding of ¥17,701 million (2.2% increase)

II.	Small Business Owner Support Services

Shiq Consulting Co., Ltd. (financial consulting business) was renamed to Nissin Credit Guarantee Co., Ltd. on April 24, 2003. The company now provides credit-guaranteeing services for real-estate leases to support the business expansion of entrepreneurs.

III.	Loan Servicing

Nissin Servicer Co., Ltd., which utilizes the credit management know-how and expertise cultivated by the Company, successfully operated in purchases and collections of distressed loans. As a result, purchased loans outstanding amounting to ¥4,536 million as of September 30, 2003, and generated ¥2,109 million in operating revenue, ¥406 million in ordinary income and ¥229 million in net income during the six months ended September 30, 2003.

Japanese GAAP
Consolidated Financial Statements

(2)		Financial Position

	I.	Assets, Liabilities and Shareholders’ Equity

During the six months ended September 30, 2003, total assets decreased by ¥8,113 million or down 4.0% as compared to the total assets at the end of the previous year to ¥195,600 million. This decrease is primarily attributable to a decrease of ¥4,931 million or down 2.8% in loans receivable, and an increase in allowance for loan losses by ¥1,077 million or up 9.0%, reflecting our conservative provision of reserves in view of the recent economic situation, as compared to the respective figures at the end of the previous year.

Total liabilities decreased by ¥9,815 million or down 6.2% as compared to the total liabilities at the end of the previous year to ¥148,993 million. This decrease is mainly attributed to a decrease in interest-bearing debts of ¥9,450 million or down 6.1%, as compared to the interest-bearing debts at the end of the previous year.

With respect to shareholders’ equity, consolidated net income for the six months ended September 30, 2003 amounted to ¥2,783 million or up 10.5% as compared to the consolidated net income for the corresponding period of the previous year. However, upon acquisition of treasury stock pursuant to the Article 210 of Commercial Code, treasury stock increased to ¥4,006 million, as compared with ¥2,816 million at the end of the previous year. Consequently, total shareholders’ equity increased slightly to ¥46,605 million, an increase of ¥1,699 million or up 3.8%, and the shareholders’ equity ratio as of September 30, 2003 increased to 23.8%, an increase of 1.8% as compared to the shareholders’ equity ratio at the end of the previous year.

	II.	Cash Flows

For the six months ended September 30, 2003, cash and cash equivalents (hereafter referred to as “cash”) decreased to ¥19,257 million, a decrease of ¥4,354 million or down 18.4% as compared to the cash at the end of the previous year.

<Cash Flows from Operating Activities>

For the six months ended September 30, 2003, net cash provided by operating activities amounted to ¥6,780 million, as compared to net cash of ¥9,408 million used in operating activities for the corresponding period of the previous year. This is mainly attributable to semiannual net income before income taxes of ¥5,040 million, an increase of ¥521 million; loan losses-related expenses of ¥7,147 million, an increase of ¥343 million; collection of ¥1,266 million from purchased loans, an increase of ¥859 million; and due to tightening credit risk management, a smaller net increase in loans receivable of ¥1,834 million , a decrease of ¥16,070 million, as compared to the respective figures for the corresponding period of the previous year.

<Cash Flows from Investing Activities>

For the six months ended September 30, 2003, net cash provided by investing activities amounted to ¥25 million, as compared to net cash of ¥793 million used in investing activities for the corresponding period of the previous year. This is mainly attributable to sale of the real estate and expenditures for the development of the next generation network.

<Cash Flows from Financing Activities>

For the six months ended September 30, 2003, net cash used in financial activities amounted to ¥11,160 million, as compared to net cash of ¥10,649 million provided by financing activities for the corresponding period of the previous year. This is mainly attributable to a net decrease in bonds of ¥4,209 million, a net decrease in long-term borrowings of ¥3,353 million, a net decrease in commercial paper of ¥1,000 million, a net decrease in asset backed commercial paper of ¥796 million, and the acquisition of treasury shares of ¥1,189 million.

Japanese GAAP
Consolidated Financial Statements

III.	Trends in Management Indices

	Six Months Ended September 30,			Year Ended March 31,

	2001	2002	2003	2002	2003

Shareholders’ equity ratio (%)	24.5	24.3	22.9	22.0	23.8
Shareholders’ equity ratio (on market value base, %)	47.6	30.6	29.2	30.1	27.0
Maturity of borrowings (year)	10.2	9.4	7.5	7.6	7.2
Interest coverage ratio (X)	3.5	4.0	5.0	5.4	5.5

Shareholders’ equity ratio: shareholders’ equity / total assets

Shareholders’ equity ratio (on market value base): total market value (in year end market price) / total assets

Maturity of borrowings: interest-bearing debt / operating cash flows

Interest Coverage Ratio: operating cash flows / interest paid

Notes:	1.	Ratios presented above are derived from consolidated financial results.
	2.	Operating cash flows are cash flows from operating activities presented in consolidated statements of cash flows excluding the amounts of loan originations and collections.
	3.	Interest-bearing debts are total debts with interest presented on consolidated balance sheets. The interest payments are calculated based on interest paid presented in consolidated statements of cash flows.

IV.	Full-Year Forecasts and Associated Assumptions

Despite a partial recovery of the stock market, the future of both the Japanese and global economies continues to remain unclear. As such, a rapid recovery of personal consumption levels as well as income and employment conditions cannot be anticipated. The business environment of the loan industry is also anticipated to worsen as competition intensifies and concerns regarding heavily indebted individuals, corporate insolvencies and personal bankruptcies grow because of the prolonged economic slump.

In this environment, the Company will continue to enforce stringent credit standards and focus on providing “Total Financial Solutions” through alliance strategies to enhance its marketing capabilities and improve credit standards to reduce bad-debt risks. We believe that through such efforts, the quality of our assets (i.e., loans receivable) will improve, and corporate and shareholder value will be maximized.

With respect to full-year financial forecasts, the consolidated operating revenues are anticipated to be ¥44,731 million, consolidated operating income is anticipated to be ¥9,353 million, consolidated ordinary income is anticipated to be ¥9,006 million and consolidated net income is anticipated to be ¥4,710 million.

In addition, the non-consolidated operating revenues are anticipated to be ¥40,977 million, non-consolidated operating income is anticipated to be ¥8,503 million, non-consolidated ordinary income is anticipated to be ¥8,433 million and non-consolidated net income is anticipated to be ¥4,465 million.

These projections are based on the assumption that:
1.	The ratio of guaranteed loans (i.e., small business owner loans and Wide loans) in operating assets (i.e., loans receivable) increases.
2.	The provision of long-term non-performing loans and bad-debt loans is limited through stringent credit exposure management and improved credit management standards.
3.	The low-interest procurement environment continues to exist because of the monetary easing implemented by the government.

Japanese GAAP
Consolidated Financial Statements

Statements About Future Projections

This document contains forward-looking statements concerning the Company’s intentions, belief, current and future projections, and the management’s intention, beliefs, current and future projections concerning consolidated and non-consolidated business performances and financial conditions. All of these statements about the future represent our estimates based on information available at this time. Therefore, these statements do not guarantee any future results but involve potential risks and uncertainties, and that because of various factors, actual results may differ significantly from the statements about future projections. Potential risks and uncertainties that could cause our actual results to differ materially from our expectations include, among other things:

•	the effect of weak domestic economic conditions, including changes in personal bankruptcy rates;

•	competition from large consumer finance companies and other financial institutions;

•	uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms;

•	potential changes to legislation, including restrictions on interest rates, to regulations for the moneylending business and to government policy, including Japan’s monetary policy;

•	our exposure to negative publicity for the consumer or business finance industries generally or us specifically;

•	our ability to pursue and maintain profitable joint ventures and strategic alliances; and

•	reliability of information or technological systems and networks.

Our expectations expressed in these forward-looking statements may not turn out to be correct, and our actual results could materially differ from and be worse than our expectations.

Japanese GAAP
Consolidated Financial Statements

4.	CONSOLIDATED FINANCIAL STATEMENTS

(1)	Consolidated Balance Sheets

	September 30,				March 31,

	2002		2003		2003

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥17,564		¥19,257		¥23,612
Notes and loans receivable (Notes 2,3,5 and 6)	166,695		170,192		175,123
Purchased loans receivable (Note 2)	1,377		4,536		3,077
Bills receivable and accounts receivable	712		-		-
Inventory	20		-		-
Other	3,296		3,212		3,416
Allowance for loan losses	(9,009)		(10,482)		(9,949)

Total Current Assets	180,657	94.2	186,715	95.5	195,280	95.9

Fixed Assets:
Tangible fixed assets (Notes 1 and 2)
Land	1,376		946		1,092
Other	1,112		650		733

Total tangible fixed assets	2,488		1,597		1,825
Intangible fixed assets	265		1,106		617
Investment and other assets (Notes 2 and 5)	10,257		8,736		8,001
Allowance for loan losses	(1,893)		(2,555)		(2,010)

Total Fixed Assets	11,118	5.8	8,885	4.5	8,434	4.1

Total Assets	¥191,776	100.0	¥195,600	100.0	¥203,714	100.0

(Continued)

Japanese GAAP
Consolidated Financial Statements

	September 30,				March 31,

	2002		2003		2003

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions except percentages)
LIABILITIES:
Current Liabilities:
Accounts payable	¥500		¥-		¥-
Short-term borrowings (Note 2)	1,573		3,100		3,200
Current portion of long-term borrowings (Note 2)	47,309		53,270		49,984
Current portion of bonds	5,000		11,560		5,000
Commercial paper	3,500		1,400		2,400
Accrued income taxes	2,682		2,343		2,925
Accrued bonuses	494		535		88
Reserves for guarantee losses	31		60		9
Allowance for indemnification	34		-		-
Other	1,078		909		1,179

Total Current Liabilities	62,205	32.4	73,178	37.4	64,786	31.8
Long-term Liabilities:
Bonds	21,500		15,740		26,500
Convertible bond	10,000		10,000		10,000
Long-term borrowings (Note 2)	53,469		46,896		53,536
Asset backed commercial paper (Note 2)	-		2,777		3,574
Accrued retirement benefits
–directors and statutory auditors	348		333		335
Other	126		66		76

Total Long-term Liabilities	85,445	44.6	75,815	38.8	94,022	46.2

Total Liabilities	147,650	77.0	148,993	76.2	158,809	78.0

MINORITY INTERESTS:
Minority interests	218	0.1	1	0.0	-	-

SHAREHOLDERS’ EQUITY:
Common stock	6,610	3.5	6,610	3.4	6,610	3.2
Additional paid-in capital	8,933	4.7	8,935	4.6	8,934	4.4
Consolidated retained earnings	30,151	15.7	34,567	17.7	32,416	15.9
Unrealized (losses) gains on investment securities	(213)	(0.1)	498	0.2	(239)	(0.1)
Treasury stock	(1,575)	(0.9)	(4,006)	(2.1)	(2,816)	(1.4)

Total Shareholders’ Equity	43,907	22.9	46,605	23.8	44,905	22.0

Total Liabilities, Minority Interests and Shareholders’ Equity	¥191,776	100.0	¥195,600	100.0	¥203,714	100.0

Japanese GAAP
Consolidated Financial Statements

(2)	Consolidated Statements of Income

	Six Months Ended September 30,				Year Ended March 31,

	2002		2003		2003

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions except percentages)
Operating revenues:
Interest income from loans receivable	¥19,114		¥19,823		¥39,073
Other financial income	0		0		0
Other interest income	2,403		3,134		6,528

Total operating revenues	21,517	100.0	22,958	100.0	45,601	100.0
Operating expenses:
Financial costs	1,853		1,741		3,675
Other operating expenses (Note 1)	14,747		15,518		30,885

Total operating expenses	16,600	77.2	17,259	75.2	34,560	75.8

Operating income	4,916	22.8	5,698	24.8	11,041	24.2
Other income:
Interest income from securities	-		0		0
Interest and dividends	16		12		28
Dividends from insurance	10		0		14
Other	7		9		26

Total other income	33	0.2	22	0.1	69	0.2
Other expenses:
Interest expense on borrowings (other usage)	3		29		20
Stock issuance costs	24		21		24
Bond issuance costs	-		9		61
Equity losses on affiliates	45		98		121
Penalty of cancellation of lease contracts	20		15		21
Other	6		3		146

Total other expenses	100	0.5	177	0.8	396	0.9

Ordinary income	4,850	22.5	5,543	24.1	10,714	23.5

(Continued)

Japanese GAAP
Consolidated Financial Statements

	Six Months Ended September 30,				Year Ended March 31,

	2002		2003		2003

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions except percentages)
(Continued)
Special income:
Gain on sales of fixed assets	10		117		11
Gain on sales of investment securities	106		31		136
Gain on sales of equity interest in a subsidiary	-		16		69
Gain on change of equity interest in an affiliate	2		5		2

Total special income	120	0.6	170	0.7	220	0.5
Special expenses:
Loss on sales of fixed assets	-		5		16
Loss on disposal of fixed assets	26		37		45
Losses on sales of investments securities	45		310		396
Impairment of investment securities	295		320		628
Provision for cumulative losses on guarantee	13		-		13
Loss on guarantee of lease payments	55		-		43
Other	16		-		617

Total special expenses	452	2.1	674	2.9	1,761	3.9

Income before income taxes	4,518	21.0	5,040	21.9	9,173	20.1
Income taxes:
Current	2,684		2,331		5,089
Deferred	(757)		(75)		(1,141)

Total income taxes	1,927	9.0	2,256	9.8	3,948	8.7
Minority interests	71	0.3	(0)	(0.0)	15	0.0

Net income	¥2,519	11.7	¥2,783	12.1	¥5,209	11.4

Japanese GAAP
Consolidated Financial Statements

(3)	Consolidated Statements of Retained Earnings

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

	Amount	Amount	Amount

	(in millions)
Additional paid-in capital:
General additional paid-in capital at beginning of period	¥8,933	¥8,934	¥8,933
Increase of additional paid-in capital:
Gain on sales of treasury stock	-	1	0

Additional paid-in capital at end of period	¥8,933	¥8,935	¥8,934

Retained earnings:
Consolidated retained earnings at beginning of period	¥28,091	¥32,416	¥28,091
Increase of retained earnings:
Net income	2,519	2,783	5,209
Decrease in affiliate companies	-	14	-

Total	2,519	2,798	5,209

Allocation of retained earnings:
Cash dividends	411	537	832
Directors’ and statutory auditors’ bonuses	48	76	48
Decrease in consolidated subsidiaries	-	-	3
Decrease in affiliate companies	-	33	-
Total	459	647	884

Retained earnings at end of period	¥30,151	¥34,567	¥32,416

Note:	The amount of statutory auditors’ bonuses included in “Directors’ and statutory auditors’ bonuses” above for the six months ended September 31, 2002, September 30, 2003 and the year ended March 31, 2003 was ¥4 million, ¥6 million and ¥4 million, respectively.

Japanese GAAP
Consolidated Financial Statements

(4)	Consolidated Statements of Cash Flows

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

	Amount	Amount	Amount

	(in millions)
Operating activities
Income before income taxes	¥4,518	¥5,040	¥9,173
Depreciation and amortization	98	51	193
Amortization of consolidation account adjustment	4	-	4
Provision for loan losses	2,070	1,077	3,209
Provision for losses on guarantee transactions	-	51	-
Provision for retirement benefits — directors and statutory auditors	(23)	(2)	(20)
Accrued bonuses	239	447	(157)
Interest income on deposits and dividends	(16)	(12)	(28)
Financial costs	1,856	1,770	3,695
Gain on sales of fixed assets	(10)	(117)	(11)
Loss on sales of fixed assets	-	5	16
Impairment of investment securities	295	320	628
Charge-offs of loans receivable	4,733	6,069	10,350
Interest receivable	17	104	(44)
Advanced interest received	0	4	0
Directors’ bonuses	(48)	(76)	(48)
Other	(198)	108	1,311

Sub-total	13,537	14,843	28,271
Interest on deposits and dividends received	10	10	34
Interest paid	(1,921)	(1,841)	(3,751)
Income taxes paid	(2,106)	(2,913)	(4,168)

Sub-total	9,520	10,098	20,385
Loan originations	(55,377)	(39,664)	(108,633)
Collections of loans receivable	37,473	37,829	76,616
Loans purchased	(1,402)	(2,734)	(4,854)
Collections of purchased loan	407	1,266	2,146
Payments for loans factored	(46)	(102)	(70)
Collections of loans factored	18	86	61

Net cash used in operating activities	(9,408)	6,780	(14,347)

(Continued)

Japanese GAAP
Consolidated Financial Statements

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

	Amount	Amount	Amount

	(in millions)
(Continued)
Investing activities
Purchases of tangible fixed assets	(338)	(85)	(521)
Proceeds from sales of tangible fixed assets	31	349	43
Purchases of intangible fixed assets	(101)	(519)	(491)
Proceeds from sales of intangible fixed assets	-	17	4
Purchases of investment securities	(690)	(512)	(1,070)
Proceeds from sales of investment securities	561	836	1,057
Acquisition of minority interest	(0)	-	(2)
Purchases of repurchase agreement	-	(2,808)	-
Proceeds from sales of repurchase agreement	-	2,809	-
Other	(255)	(59)	(481)

Net cash used in investing activities	(793)	25	(1,462)

Financing activities
Proceeds from short-term borrowings	2,398	3,000	8,095
Repayment of short-term borrowings	(2,225)	(3,100)	(6,269)
Proceeds from commercial paper	5,000	4,800	8,600
Repayment of commercial paper	(1,500)	(5,800)	(6,200)
Proceeds from long-term borrowings	43,900	24,779	72,440
Repayment of long-term borrowings	(22,279)	(28,132)	(47,708)
Proceeds from bonds	-	790	4,938
Payments for redemption of bonds	(13,000)	(5,000)	(13,000)
Proceeds from issuance of asset backed commercial paper	-	739	4,719
Repayment of asset backed commercial paper	-	(1,535)	(1,421)
Increase of restricted deposits	-	(56)	(155)
Decrease of restricted deposits	-	84	1,582
Dividends paid	(411)	(536)	(831)
Purchases of treasury stock	(1,227)	(1,203)	(2,487)
Sales of treasury stock	-	14	19
Other	(4)	(2)	(13)

Net cash provided by financing activities	10,649	(11,160)	22,306

Effect of exchange rate changes on cash and cash equivalents	-	-	-

Net increase (decrease) in cash and cash equivalents	448	(4,354)	6,496
Cash and cash equivalents at beginning of period	17,116	23,612	17,116

Cash and cash equivalents at end of period	¥17,564	¥19,257	¥23,612

Japanese GAAP
Consolidated Financial Statements

(5)	Significant Accounting Policies for the Preparation of Consolidated Financial Statements
1.	Scope of Consolidation
All subsidiaries are consolidated.

Number of consolidated subsidiaries:	5
Names of consolidated subsidiaries:	Nissin Servicer Co., Ltd., Big Apple Co., Ltd., Nissin Credit Guarantee Co., Ltd., Nissin Insurance Co., Ltd. and NIS Real Estate Co., Ltd.

Nissin Insurance Co., Ltd. and NIS Real Estate Co., Ltd. are newly acquired consolidated subsidiaries during the six months ended September 30, 2003.

2.	Application of the Equity Method

Number of equity-method affiliates:	3
Names of equity-method affiliates:	Ascot Co., Ltd., i-cf, Inc. and Shinsei Business Finance Co., Ltd.

Swan Credit Co., Ltd. and BB Net Corp. completed an allotment of shares to a third party, causing NISSIN’s equity interest to fall below 20% of total shares of both companies. Because NISSIN has no ability to exercise significant influence over these companies, both companies were excluded from the application of equity method.

3.	Balance Sheet Dates of Consolidated Subsidiaries

The balance sheet dates of all subsidiaries are the same as the Company’s consolidated balance sheet date.

4.	Significant Accounting Policies

(1)	Valuation and Computation of Assets
1.	Investment securities

Other securities:

Marketable securities

Market value is determined by the market price at period end.

(Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported in a separate component of shareholders’ equity. Cost of securities sold is computed using the moving average method.)

Private equity securities

Cost method, cost being determined by the moving average method.

2.	Derivatives

Market value method.

Japanese GAAP
Consolidated Financial Statements

(2)	Depreciation of Fixed Assets

1.	Tangible fixed assets

Depreciation of tangible fixed assets other than buildings newly acquired after April 1, 1998 is computed using the declining-balance method by using rates based on the estimated useful lives of the respective assets, and depreciation of the newly acquired buildings is computed using the straight-line method.

2.	Intangible fixed assets

Software costs are amortized using the straight-line method over 5 years, which is the estimated useful life.

3.	Long-term prepaid expense

Long-term prepaid expenses are amortized using the straight-line method.

(3)	Allowance for Loan Losses and Accrued Expenses

1.	Allowance for loan losses

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to provide for the amount of loan losses estimated by applying a percentage based on collection experience in the past to the general loans, plus individually estimated uncollectible amount to doubtful loans.

2.	Accrued bonuses

Accrued bonuses are provided for the payment of employees’ bonus based on estimated amounts of future payments attributed to the corresponding period.

3.	Reserves for guarantee losses

The reserves for guarantee losses is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable losses from known and inherent risks in guarantee transactions.

4.	Accrued retirement benefits - directors and statutory auditors

Accrued retirement benefits of the Company’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at the balance sheet date. This amount is determined in accordance with the Company’s internal rules.

(4)	Accounting for Lease Transactions

Finance leases, except those leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

(5)	Hedging Activities

1.	Accounting for hedging activities

Deferred hedge accounting has been adopted.

2.	Hedge instruments and hedge item

•	Hedge instruments

Interest rate caps and interest rate swaps

•	Hedge item

Cash flow hedge for interest on borrowing with variable rates

Japanese GAAP
Consolidated Financial Statements

3.	Hedging policy

In order to reduce its exposure to fluctuations in interest rates on variable rate borrowings, the Company utilizes derivative financial instruments such as interest rate swap and interest rate cap contracts.

4.	Evaluation of hedge effectiveness

The Company determines the effectiveness of its hedging transactions based on the correlation between the indicated rates of the hedge instrument and the hedge item.

(6)	Other Significant Accounting Policies for the Preparation of Consolidated Financial Statements

1.	Interest income from loans receivable

Interest income from loans receivable is recognized on an accrual basis.

However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Restriction Law in Japan.

2.	Accounting treatment of consumption taxes

Consumption taxes are excluded from transaction amounts.

Consumption taxes not subject to the exclusion are treated as expense for the relevant period.

5.	Cash and Cash Equivalents Stated in Consolidated Statements of Cash Flows

Cash and cash equivalents include cash on hand, highly liquid deposits in banks and short-term investments with negligible risk of fluctuation in value and maturities of three months or less.

Japanese GAAP
Consolidated Financial Statements

(6)	Notes to Consolidated Financial Statements

(Consolidated Balance Sheets)

Note 1.	Accumulated depreciation of tangible fixed assets as of September 30, 2002, September 30, 2003 and March 31, 2003 is ¥1,085 million, ¥847 million and ¥1,052 million, respectively.

Note 2.	Assets pledged for short and long-term borrowings as collateral at September 30, 2002, September 30, 2003 and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Notes and loans receivable	¥47,216	¥33,139	¥38,858
Purchased loans	-	990	-
Land	262	262	262
Buildings and structures	388	366	377
Investment and other assets	110	16	64

Corresponding borrowings secured by the above collateral at September 30, 2002, September 30, 2003 and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Short-term borrowings	¥1,100	¥3,100	¥3,100
Long-term borrowings (including current portion)	42,331	28,031	34,042

Notes and loans receivable, other than the above, that will be transferred pursuant to forward contracts and the corresponding long-term borrowings including current portion at September 30, 2002, September 30, 2003 and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Notes and loans receivable	¥7,643	¥6,555	¥9,096
Long-term borrowings (including current portion)	7,113	6,124	8,075

Japanese GAAP
Consolidated Financial Statements

In addition, beginning for the year ended March 31, 2003, NISSIN entrusted certain loans outstanding to a trust bank. In order to raise funds, the Company sold its senior beneficiary interest in these loans outstanding in trust to a third party. These transactions constitute a legal sale under Japanese law. Since the Company reserves an option to repurchase the senior beneficiary interest, the Company does not recognize the extinguishment of the aforementioned interest in the financial statements and the funds are recognized as a long-term liability related interest. There is no control over the interest by the Company except through the above option. Entrusted loans outstanding included in “Notes and loans receivable”, and the related long-term liability recorded in “Asset backed commercial paper” at September 30, 2002, September 30, 2003 and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Notes and loans receivable	¥-	¥4,237	¥4,573
Asset backed commercial paper	-	2,777	3,574

Note 3.	Unsecured consumer loans included in loans receivable at September 30, 2002, September 30, 2003 and March 31, 2003 are ¥45,224 million, ¥37,797 million and ¥40,938 million, respectively.

Note 4.	Commitments and contingencies

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Guarantees for lease payments	¥1,100	¥-	¥-
Guarantees for loans outstanding of other alliance companies	565	2,394	1,504

Japanese GAAP
Consolidated Financial Statements

Note 5.	According to the requirement of the Nonbank Bond Issuing Law, bankrupt and delinquent loans receivable are classified as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
(1) Bankrupt loans receivable	¥666	¥814	¥619
(2) Delinquent loans receivable	1,883	2,520	2,010
(3) Delinquent loans receivable (three months or more)	-	-	-
(4) Restructured loans receivable	9,080	13,217	10,929

Total	¥11,629	¥16,553	¥13,560

Notes:	(1)	“Bankrupt loans receivable”, for which unreceived interest is not accrued, are loans delinquent for a considerable period of time and for which the principal or interest on such loans is unlikely to be recovered due to the occurrence of events defined in the Japanese Corporation Tax Law (Government Ordinance No. 97, 1965), Regulation 96-1(3) and Regulation 96-1(4).
	(2)	“Delinquent loans receivable” are loans receivable for which unreceived interest is not accrued due to customers’ delinquency, excluding loans receivables mentioned in (1), (4).
	(3)	“Delinquent loans receivable (three months or more)” are loans receivable for which the payments of principal and interest have been delayed for three months or more, excluding loans receivables mentioned in (1), (2).
	(4)	“Restructured loans receivable” are loans receivable for which the Company reached an agreement with the debtors on favorable treatments for the debtors such as reduction and exemption of the interest, grace of principal and interest payments, desertion of receivables, among others, in order to reorganize the borrowing company and support their financial conditions, excluding loans receivables mentioned in (1), (2), (3).

Note 6.	The balances of loans outstanding under revolving contracts included in loans receivable at September 30, 2002, September 30, 2003 and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Loans outstanding under revolving contracts	¥62,538	¥55,498	¥58,240

Under the terms and conditions of the Company’s revolving credit line agreements, the Company may, but is not committed to, lend funds to customers. The Company reviews credit lines based on account usage and customer creditworthiness. The Company’s unfunded credit lines at September 30, 2002, September 30, 2003 and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Total unfunded credit lines	¥37,669	¥37,035	¥35,927
Unfunded credit lines without any loans outstanding	¥29,552	¥30,109	¥28,705

Certain portions of revolving agreements lapse without ever being used. Therefore, the amount of unfunded credit line will not necessarily affect future cash flows of the Company.

Under these agreements, the Company also may discontinue or reduce the credit lines of customers based on the deterioration of their credit status and other any other substantial reason. In addition, the Company will examine the agreements regularly in order to take measures in the terms of credit conservation.

Japanese GAAP
Consolidated Financial Statements

(Consolidated Statements of Income)

Note 1.	Significant components of other operating expenses for the six months ended September 30, 2002, September 30, 2003 and the fiscal year ended March 31, 2003 are as follows:

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

	(in millions)
Other operating expenses:
Costs of purchased loans	¥407	¥1,266	¥2,146
Costs of real estate lease and other	122	31	576
Advertising expenses	285	67	458
Loan charge-offs	0	10	2,091
Provision for loan losses	6,803	7,135	11,467
Provision for guarantee losses	18	51	51
Salaries for directors and statutory auditors	114	101	230
Salaries for employees	2,540	2,704	5,152
Bonuses	10	8	930
Provision for bonuses	494	535	97
Depreciation and amortization	60	54	130
Taxes and duties	231	229	515
Lease and rental expenses	1,061	959	2,090
Commission fees	293	354	697

(Consolidated Statements of Cash Flows)

Note 1.	Cash and cash equivalents consist of cash and deposits, and the balances at September 30, 2002, September 30, 2003 and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Cash and deposits	¥17,564	¥19,257	¥23,612

Cash and cash equivalents	¥17,564	¥19,257	¥23,612

Note 2.	Details of the assets and liabilities of Future Create Inc., which has been excluded from the consolidated balance sheet at March 31, 2003, are as follows:

As of February 28, 2003

(in millions)
Current assets	¥534
Fixed assets	798

Total assets	¥1,332

Current liabilities	¥589
Long-term liabilities	414

Total liabilities	¥1,004

Japanese GAAP
Consolidated Financial Statements

(Significant Subsequent Events)

None.

(7)	Segment Information

The segment information for the six months ended September 30, 2002, September 30, 2003 and the year ended March 31, 2003 is as follows:

1.	Business segment

Business segment information is omitted as more than 90% of the Company’s business consists of providing loan services.

2.	Geographical segment

Geographical segment information is omitted, as the Company has no subsidiary or office outside Japan.

3.	Overseas operating revenues

Overseas operating revenues information is omitted, as the Company has no overseas operating revenues.

Japanese GAAP
Consolidated Financial Statements

(8)	Lease

Finance leases, except those leases for which the ownership of the leased assets is transferred to the lessee, are as follows:

1.	Equivalents of acquisition costs, accumulated depreciation and book value:

	September 30,		March 31,

	2002	2003	2003

	(in million)
Equipment:
Acquisition cost equivalent	¥2,200	¥1,559	¥1,572
Accumulated amortization equivalent	(1,065)	(615)	(633)

Book value equivalent	1,135	944	939
Software:
Acquisition cost equivalent	1,800	1,558	1,622
Accumulated amortization equivalent	(925)	(795)	(759)

Book value equivalent	874	762	863
Other:
Acquisition cost equivalent	-	4	4
Accumulated amortization equivalent	-	(1)	(0)

Book value equivalent	-	3	3

Total:
Acquisition cost equivalent	4,000	3,122	3,199
Accumulated amortization equivalent	(1,991)	(1,412)	(1,393)

Book value equivalent	¥2,009	¥1,710	¥1,806

2.	The amounts of outstanding future lease payments at September 30, 2002, September 30, 2003 and March 31, 2003:

	September 30,		March 31,

	2002	2003	2003

Due within one year	¥693	¥606	¥627
Due after one year	1,344	1,128	1,204

Total	¥2,038	¥1,735	¥1,832

3.	Lease payments, amortization expense equivalent, interest expense equivalent for the six months ended September 30, 2002, September 30, 2003 and the year ended March 31, 2003 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

	(in millions)
Lease payments	¥445	¥368	¥850
Amortization expense equivalent	416	350	799
Interest expense equivalent	22	17	43

Japanese GAAP
Consolidated Financial Statements

4.	The method to calculate amortization expense equivalent and interest expense equivalent of leased property are as follows:

•	Amortization expense equivalent is calculated by using the straight-line method over the respective lease terms with no residual value.

•	Interest expense equivalent of lease obligation is calculated as the difference between the total lease payments and the acquisition cost equivalent of the leased property, with the amount allocated to each accounting period using the interest method.

(9)	Investment Securities

1.	Marketable securities at September 30, 2002, September 30, 2003 and March 31, 2003 included in other securities are as follows:

	September 30,						March 31,

	2002			2003			2003

Other Securities	Cost	Carrying Value	Difference	Cost	Carrying Value	Difference	Cost	Carrying Value	Difference

(in millions)
Equity securities	¥2,606	¥2,240	¥(366)	¥1,542	¥2,379	¥836	¥1,909	¥1,507	¥(402)

Total	¥2,606	¥2,240	¥(366)	¥1,542	¥2,379	¥836	¥1,909	¥1,507	¥(402)

2.	Other securities that have no market price are as follows:

	September 30,		March 31,

	2002	2003	2003

Other Securities	Carrying Value	Carrying Value	Carrying Value

		(in millions)
Private equity securities	¥792	¥408	¥681
Bonds	95	0	6
Other	-	35	35

Total	¥887	¥443	¥722

3.	Securities impaired for the six months ended September 30, 2002, September 30, 2003 and the year ended March 31, 2003 are as follows:

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

	Impairment Amount	Impairment Amount	Impairment Amount

	(in millions)
Other securities	¥295	¥320	¥628

Note:	Losses on impairment were recognized for investment securities for which the market price declined by more than 50% or those for which the average market price at month-end declined by more than 30% or more but less than 50% for the past two years.

(10)	Derivative Transaction

The note for derivative transactions is omitted as all derivative transactions are treated under the hedge accounting principle.

Japanese GAAP
Consolidated Financial Statements

5.	OPERATING DATA

(1)	Consolidated operating revenues

	Six Months Ended September 30,				Year Ended March 31,

	2002		2003		2003

	Amount	Percentages	Amount	Percentages	Amount	Percentages

		(in millions except percentages)
Integrated financial services
Interest income from loans receivable	¥19,114	88.8	¥19,823	86.3	¥39,073	85.7
Other financial income	0	0.0	0	0.0	0	0.0
Other operating income	1,144	5.3	970	4.3	2,299	5.0

Sub-total	20,259	94.1	20,794	90.6	41,373	90.7
Loan servicing
Other operating income	590	2.8	2,109	9.2	2,858	6.3
Small business owner support services
Other operating income	618	2.9	-	-	1,267	2.8
Other businesses
Other operating income	49	0.2	54	0.2	102	0.2

Total consolidated operating revenues	¥21,517	100.0	¥22,958	100.0	¥45,601	100.0

(2)	Non-consolidated operating revenues

	Six Months Ended September 30,				Year Ended March 31,

	2002		2003		2003

	Amount	Percentages	Amount	Percentages	Amount	Percentages

		(in millions except percentages)
Interest income from loans receivable
Consumer loans	¥6,053	29.9	¥5,064	24.4	¥11,651	28.2
Wide loans	6,331	31.2	6,665	32.0	13,033	31.5
Small business owner loans	4,382	21.6	5,736	27.6	9,674	23.4
Business Timely loans	2,233	11.0	2,265	10.9	4,513	10.9
Secured loans	111	0.6	86	0.4	196	0.5
Notes receivable	1	0.0	4	0.0	2	0.0

Sub-total	19,114	94.3	19,823	95.3	39,073	94.5
Other financial income	0	0.0	0	0.0	0	0.0
Other operating income	1,148	5.7	975	4.7	2,307	5.5

Total non-consolidated operating revenues	¥20,263	100.0	¥20,799	100.0	¥41,381	100.0

Japanese GAAP
Consolidated Financial Statements

(3)	Non-consolidated loans outstanding by product

	September 30,

	2002			2003

	Accounts	Amount	Percentages	Accounts	Amount	Percentages

		(in millions except accounts and percentages)
Consumer loans	119,620	¥45,224	27.1	96,224	¥37,797	22.2
Wide loans	33,415	58,755	35.3	35,345	60,073	35.3
Small business owner loans	19,677	44,312	26.6	23,643	52,962	31.1
Business Timely loans	14,410	17,313	10.4	15,234	17,701	10.4
Secured loans	315	1,078	0.6	266	1,441	0.9
Notes receivable	22	10	0.0	76	216	0.1

Total non-consolidated loans outstanding	187,459	¥166,695	100.0	170,788	¥170,792	100.0

	March 31,

	2003

	Accounts	Amount	Percentages

	(in millions except accounts and percentages)
Consumer loans	106,731	¥40,938	23.4
Wide loans	35,705	62,767	35.8
Small business owner loans	22,826	52,651	30.1
Business Timely loans	14,511	17,302	9.9
Secured loans	286	1,449	0.8
Notes receivable	28	15	0.0

Total non-consolidated loans outstanding	180,087	¥175,123	100.0

Note:	There were no subsidiaries with any loans outstanding at September 30, 2002, September 30, 2003 and March 31, 2003.

Japanese GAAP
Non-consolidated Financial Statements

(TRANSLATION)	November 4, 2003

Condensed Statements of Non-consolidated Financial Results
for the Six Months Ended September 30, 2003

Company Name:

Stock Exchange Listings:

Location of Head Office:

President:

Inquiries:

Date of Board of Directors’ Meeting for
Approval of the Financial Results:

Application of GAAP:

Half-Year Dividend:

Date of Half-Year Dividend Payment:

Trade Unit:	NISSIN CO., LTD.
(URL: http://www.nissin-f.co.jp/)

Tokyo Stock Exchange, First Section (Code: 8571)
New York Stock Exchange (Trading Symbol: NIS)

Tokyo and Ehime

Kunihiko Sakioka,
Representative Director

Hitoshi Higaki,
Managing Director and
General Manager of Operations Control Division
(Tel: +81-3-3348-2424)

November 4, 2003

Japanese GAAP

Yes

From December 10, 2003

One “Tan-gen” Constituted of 100 Shares

Japanese GAAP
Non-consolidated Financial Statements

6.	SUMMARY OF THE NON-CONSOLIDATED FINANCIAL RESULTS

1.	Non-consolidated Financial Results for the Six Months Ended September 30, 2003 (1) Non-Consolidated Operating Results

	Six Months Ended September 30,				Year Ended March 31,

	2002		2003		2003

		Percentages		Percentages		Percentages
	Amount	(Note 4)	Amount	(Note 4)	Amount	(Note 4)

	(in millions except percentages)
Operating revenues	¥20,263	16.4%	¥20,799	2.6%	¥41,381	13.7%
Operating income	4,455	3.4	5,235	17.5	10,463	7.6
Ordinary income	4,450	11.2	5,241	17.8	10,304	9.3
Net income	2,387	15.7	2,665	11.6	4,945	(0.7)

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

Earnings per share (in yen):	¥36.82	¥21.21	¥75.85

Notes:	1.	The weighted-average numbers of outstanding shares were 64,853,511 shares for the six months ended September 30, 2002, 125,633,219 shares for the six months ended September 30, 2003 and 64,460,020 shares for the year ended March 31, 2003.
	2.	On May 20, 2003, NISSIN completed a two-for-one stock split.
	3.	Changes in accounting policy: None
	4.	The percentages indicated in the rows for operating revenues, operating income, ordinary income and net income represent the rates of increase (decrease) from the respective figures for the corresponding period of the previous year.

(2)	Dividends

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

Dividends per share (in yen):
Half-year dividend	¥6.50	¥3.75	¥-
Year-end dividend	-	-	15.00

Note: On May 20, 2003, NISSIN completed a two-for-one stock split.

Japanese GAAP
Non-consolidated Financial Statements

(3)	Non-consolidated Financial Position

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

	(in millions except percentages and per share data)
Total assets	¥189,539	¥191,318	¥201,680
Shareholders’ equity	44,013	46,503	44,883
Ratio of shareholders’ equity to total assets (%)	23.2%	24.3%	22.3%
Shareholder’ equity per share (in yen)	680.16	376.58	708.95

Notes:	1.	There were 64,710,002 outstanding shares on September 30, 2002, 123,488,276 outstanding shares on September 30, 2003 and 63,229,770 outstanding shares on March 31, 2003.
	2.	The numbers of shares of treasury stock were 1,602,026 shares on September 30, 2002, 9,135,780 shares on September 30, 2003 and 3,082,258 shares on March 31, 2003.
	3.	On May 20, 2003, NISSIN completed a two-for-one stock split.

2.	Non-consolidated Financial Forecasts for the Fiscal Year Ending March 31, 2004

Year Ending March 31, 2004

(in millions)
Operating revenues	¥40,977
Ordinary income	8,433
Net income	4,465

Year Ending March 31, 2004

(in yen per share)
Year-end dividend	¥3.75
Total dividends	7.50

(Reference) Earnings per share for the fiscal year ending March 31, 2004 is forecasted to be ¥35.67.

Note:	Our forecasts reflect our judgment based on the information available at this time. Because actual results may differ from these forecasts, you should not make an investment decision based solely on these forecasts. To read the assumptions used for these forecasts and other related considerations, see page 15 and 16 of the Supplementary Materials.

Japanese GAAP
Non-consolidated Financial Statements

7.	NON-CONSOLIDATED FINANCIAL STATEMENTS

(1)	Non-consolidated Balance Sheets

	September 30,				March 31,

	2002		2003		2003

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥16,848		¥18,769		¥23,336
Notes receivable	10		216		15
Loans receivable (Notes 2,3,6 and 7)	166,685		169,975		175,108
Other	3,090		2,946		3,307
Allowance for loan losses	(8,958)		(10,231)		(9,818)

Total Current Assets	177,676	93.7	181,677	95.0	191,949	95.2

Fixed Asset:
Tangible fixed assets (Notes 1 and 2)
Land	1,376		946		1,092
Other	851		638		720

Total tangible fixed assets	2,227	1.2	1,585	0.8	1,812	0.9
Intangible fixed assets	159	0.1	1,105	0.6	616	0.3
Investment and other assets (Notes 2 and 6)	11,369		9,505		9,312
Allowance for loan losses	(1,893)		(2,555)		(2,010)

Total investment and other assets	9,475	5.0	6,950	3.6	7,301	3.6

Total Fixed Assets	11,862	6.3	9,640	5.0	9,731	4.8

Total Assets	¥189,539	100.0	¥191,318	100.0	¥201,680	100.0

Japanese GAAP
Non-consolidated Financial Statements

	September 30,				March 31,

	2002		2003		2003

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions except percentages)
LIABILITIES:
Current Liabilities:
Short-term borrowings (Note 2)	¥1,550		¥3,100		¥3,100
Current portion of long-term borrowings (Note 2)	47,309		52,265		49,666
Current portion of bonds	5,000		11,500		5,000
Commercial paper	3,500		1,400		2,400
Accrued income taxes	2,506		2,106		2,750
Accrued bonuses	485		519		87
Reserve for guarantee losses	-		60		9
Warrants	119		114		119
Other	889		755		1,025

Total Current Liabilities	61,360	32.4	71,821	37.5	64,157	31.8
Long-term Liabilities:
Bonds	21,500		15,500		26,500
Convertible bond	10,000		10,000		10,000
Long-term borrowings (Note 2)	52,254		44,320		52,154
Asset backed commercial paper (Note 2)	-		2,777		3,574
Accrued retirement benefits — directors and statutory auditors	335		333		335
Other	74		61		76

Total Long-term Liabilities	84,165	44.4	72,993	38.2	92,640	45.9

Total Liabilities	145,525	76.8	144,814	75.7	156,797	77.7

SHAREHOLDERS’ EQUITY:
Common stock	6,610	3.5	6,610	3.4	6,610	3.3
Additional paid-in capital
General	8,933		8,933		8,933
Other
Gains on sales of treasury stock	-		1		0

Total additional paid-in capital	8,933	4.7	8,935	4.7	8,934	4.4
Retained earnings
Legal reserve	400		400		400
General reserves	26,800		30,800		26,800
Unappropriated retained earnings	3,056		3,265		5,193

Total retained earnings	30,257	16.0	34,465	18.0	32,394	16.1
Unrealized (losses) gain on investment securities	(213)	(0.1)	498	0.3	(239)	(0.1)
Treasury stock	(1,575)	(0.9)	(4,006)	(2.1)	(2,816)	(1.4)

Total Shareholders’ Equity	44,013	23.2	46,503	24.3	44,883	22.3

Total Liabilities and Shareholders’ Equity	¥189,539	100.0	¥191,318	100.0	¥201,680	100.0

Japanese GAAP
Non-consolidated Financial Statements

(2)	Non-consolidated Statements of Income

	Six Months Ended September 30,				Year Ended March 31,

	2002		2003		2003

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions except percentages)
Operating revenues:
Interest income from loans receivable	¥19,114		¥19,823		¥39,073
Other financial income	0		0		0
Other operating income	1,148		975		2,307

Total revenues	20,263	100.0	20,799	100.0	41,381	100.0
Operating expenses:
Financial costs	1,853		1,741		3,675
Other operating expenses (Note 5)	13,954		13,823		27,243

Total operating expenses	15,807	78.0	15,564	74.8	30,918	74.7

Operating income	4,455	22.0	5,235	25.2	10,463	25.3
Other income (Note 1)	46	0.2	48	0.2	90	0.2
Other expenses (Note 2)	51	0.2	42	0.2	249	0.6

Ordinary income	4,450	22.0	5,241	25.2	10,304	24.9
Special income (Note 3)	116	0.5	173	0.8	146	0.4
Special expenses (Note 4)	384	1.9	673	3.2	1,720	4.2

Income before income taxes	4,182	20.6	4,740	22.8	8,730	21.1
Income taxes:
Current	2,508	12.4	2,092	10.1	4,795	11.5
Deferred	(713)	(3.6)	(16)	(0.1)	(1,010)	(2.4)

Net income	2,387	11.8	2,665	12.8	4,945	12.0
Retained earnings at beginning of period	669		600		669
Interim dividend paid	-		-		420

Unappropriated retained earnings at end of period	¥3,056		¥3,265		¥5,193

Japanese GAAP
Non-consolidated Financial Statements

(3)	Significant Accounting Policies for the Preparation of Non-consolidated Financial Statements

1.	Valuation and Computation of Assets

(1)	Investment securities

I.	Investment in subsidiaries and affiliates Cost method, cost being determined by the moving average method.

II.	Other securities
Marketable securities
Market value is determined by the market price at period end.
(Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported in a separate component of shareholders’ equity. Cost of securities sold is computed using the moving average method.)

Private equity securities. Cost method, cost being determined by the moving average method.

2.	Depreciation of Fixed Assets

(1)	Tangible fixed assets
Depreciation of tangible fixed assets other than buildings newly acquired after April 1, 1998 is computed using the declining-balance method by using rates based on the estimated useful lives of the respective assets, and depreciation of the newly acquired buildings is computed using the straight-line method.

(2)	Intangible fixed assets Software costs are amortized using the straight-line method over 5 years, which is the estimated useful life.

(3)	Long-term prepaid expenses Long-term prepaid expenses are amortized using the straight-line method.

3.	Allowance for Loan Losses and Accrued Expenses

(1)	Allowance for loan losses
The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to provide for the amount of loan losses estimated by applying a percentage based on collection experience in the past to the general loans, plus individually estimated uncollectible amount to doubtful loans.

(2)	Accrued bonuses Accrued bonuses are provided for the payment of employees’ bonuses based on estimated amounts of future payments attributed to each period.

Japanese GAAP
Non-consolidated Financial Statements

(3)	Reserves for guarantee losses
The reserves for guarantee losses is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable losses from known and inherent risks in guarantee transactions.

(4)	Accrued retirement benefits - directors and statutory auditors.
Accrued retirement benefits of the NISSIN’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at the balance sheet date. This amount is determined in accordance with NISSIN’s internal rules.

4.	Accounting for Lease Transactions

Finance leases, except those leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

5.	Other Significant Accounting Policies for the Preparation of Non-consolidated Financial Statements

(1)	Interest income from loans receivable
Interest income from loans receivable is recognized on an accrual basis.
However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Restriction Law in Japan.

(2)	Accounting treatment of consumption taxes Consumption taxes are excluded from transaction amounts. Consumption taxes not subject to the exclusion are treated as an expense for the relevant period.

Japanese GAAP
Non-consolidated Financial Statements

(4)	Notes to Non-consolidated Financial Statements

(Non-consolidated Balance Sheets)

Note 1.	Accumulated depreciation of tangible fixed assets as of September 30, 2002, September 30, 2003 and March 31, 2003 are ¥1,042 million, ¥844 million and ¥1,050 million, respectively.

Note 2.	Assets pledged for short and long-term borrowings as collateral at September 30, 2002, September 30, 2003 and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Loans receivable	¥47,216	¥33,139	¥38,858
Land	262	262	262
Other tangible fixed assets	388	366	377
Investment and other assets	110	16	64

Corresponding borrowings secured by the above collateral at September 30, 2002, September 30, 2003 and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Short-term borrowings	¥1,100	¥3,100	¥3,100
Long-term borrowings (including current portion)	42,331	27,452	34,042

Loans receivable, other than the above, that will be transferred pursuant to forward contracts and the corresponding long-term borrowings including current portion at September 30, 2002, September 30, 2003 and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Loans receivable	¥7,643	¥6,555	¥9,096
Long-term borrowings (including current portion)	7,113	6,124	8,075

Japanese GAAP
Non-consolidated Financial Statements

In addition, beginning for the year ended March 31, 2003, NISSIN entrusted certain loans outstanding to a trust bank. In order to raise funds, NISSIN sold its senior beneficiary interest in these loans outstanding in trust to a third party. These transactions constitute a legal sale under Japanese law. Since NISSIN reserves an option to repurchase the senior beneficiary interest, NISSIN does not recognize the extinguishment of the aforementioned interest in the financial statements and the funds are recognized as a long-term liability related interest. There is no control over the interest by NISSIN except through the above option. Entrusted loans outstanding included in “Loans receivable”, and the related long-term liability recorded in “Asset backed commercial paper” at September 30, 2002, September 30, 2003 and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Loans receivable	¥-	¥4,237	¥4,573
Asset backed commercial paper	-	2,777	3,574

Note 3.	Unsecured consumer loans included in loans receivable at September 30, 2002, September 30, 2003 and March 31, 2003 are ¥45,224 million, ¥37,797 million and ¥40,938 million, respectively.

Note 4.	Commitments and contingencies

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Guarantees for loans outstanding of other alliance companies	¥565	¥2,394	¥1,504
Guarantees for borrowings of a subsidiary (Nissin Servicer Co., Ltd.)	1,200	2,501	1,700

Note 5	Increases in the number of issued shares that resulted from stock splits for the six months ended September 30, 2002, September 30, 2003 and the year ended March 31, 2003 are as follows:

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

Date of stock splits	May 21, 2002	May 20, 2003	May 21, 2002
Stock split ratio	two-for-one	two-for-one	two-for-one
Number of issued shares (shares)	33,156,014	66,312,028	33,156,014

Note 6	According to the requirement of the Nonbank Bond Issuing Law, bankrupt and delinquent loans receivable are classified as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
(1) Bankrupt loans receivable	¥666	¥814	¥619
(2) Delinquent loans receivable	1,883	2,520	2,010
(3) Delinquent loans receivable (three months or more)	-	-	-
(4) Restructured loans receivable	9,080	13,217	10,929

Total	¥11,629	¥16,553	¥13,560

Japanese GAAP
Non-consolidated Financial Statements

Notes:

(1)	“Bankrupt loans receivable”, for which unreceived interest is not accrued, are loans delinquent for a considerable period of time and for which the principal or interest on such loans is unlikely to be recovered due to the occurrence of events defined in the Japanese Corporation Tax Law (Government Ordinance No. 97, 1965), Regulation 96-1(3) and Regulation 96-1(4).

(2)	“Delinquent loans receivable” are loans receivable for which unreceived interest is not accrued due to customers’ delinquency, excluding loans receivables mentioned in (1), (4).

(3)	“Delinquent loans receivable (three months or more)” are loans receivable for which the payments of principal and interest have been delayed for three months or more, excluding loans receivables mentioned in (1), (2).

(4)	“Restructured loans receivable” are loans receivable for which NISSIN reached an agreement with the debtors on favorable treatments for the debtors such as reduction and exemption of the interest, grace of principal and interest payments, desertion of receivables, among others, in order to reorganize the borrowing company and support their financial conditions, excluding loans receivables mentioned in (1), (2), (3).

Note 7.	The balance of loans outstanding under revolving contracts included in loans receivable at September 30, 2002, September 30, 2003 and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Loans outstanding under revolving contracts	¥62,538	¥55,498	¥58,240

Under the terms and conditions of NISSIN’s revolving credit line agreements, NISSIN may, but is not committed to, lend funds to customers. NISSIN reviews credit lines based on account usage and customer creditworthiness. NISSIN’s unfunded credit lines at September 30, 2002, September 30, 2003 and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Total of unfunded credit lines	¥37,669	¥37,035	¥35,927
Unfunded credit lines without any loans outstanding	¥29,552	¥30,109	¥28,705

Certain portions of revolving agreements lapse without ever being used. Therefore, the amount of unfunded credit line will not necessarily affect future cash flows of NISSIN.

Under these agreements, NISSIN also may discontinue or reduce the credit lines of customers based on the deterioration of their credit status and other any other substantial reason. In addition, NISSIN will examine the agreements regularly in order to take measures in the terms of credit conservation.

Japanese GAAP
Non-consolidated Financial Statements

     (Non-consolidated Statements of Income)

Note 1.	Significant components of other income for the six months ended September 30, 2002, September 30, 2003 and the year ended March 31, 2003 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

	(in millions)
Other income:
Interest income from securities	¥-	¥0	¥0
Interest and dividends	15	12	27
Dividend from insurance	10	0	14
Interest income from loans to affiliates	15	9	26
Guarantee fees received	0	17	9

Note 2.	Significant components of other expenses for the six months ended September 30, 2002, September 30, 2003 and the year ended March 31, 2003 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

	(in millions)
Other expenses:
Bonds issuance costs	¥-	¥3	¥61
Stock issuance costs	24	21	24
Penalty of cancellation of lease contracts	20	14	21

Note 3.	Significant components of special income for the six months ended September 30, 2002, September 30, 2003 and the year ended March 31, 2003 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

	(in millions)
Special income:
Gain on sales of fixed assets (land)	¥9	¥116	¥9
Gain on sales of investments securities	106	55	136

Japanese GAAP
Non-consolidated Financial Statements

Note 4.	Significant components of the special expenses for the six months ended September 30, 2002, September 30, 2003 and the year ended March 31, 2003 are follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

	(in millions)
Special expenses:
Loss on sales of fixed assets (land)	¥-	¥3	¥-
Loss on sales of fixed assets (buildings)	-	1	-
Loss on disposal of fixed assets	26	37	42
Losses on sales of investment securities	45	310	396
Impairment of investment securities	295	320	619

Note 5.	Depreciation and amortization expenses for the six months ended September 30, 2002, September 30, 2003 and the year ended March 31, 2003 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

	(in millions)
Depreciation and amortization expenses:
Tangible fixed assets	¥51	¥36	¥103
Intangible fixed assets	3	13	12

(Significant Subsequent Events)

     None.

Japanese GAAP
Non-consolidated Financial Statements

(5)	Lease

Finance leases, except those leases for which the ownership of the leased assets is transferred to the lessee, are as follows:

1.	Equivalents of acquisition costs, accumulated depreciation and book value:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Equipment:
Acquisition cost equivalent	¥2,191	¥1,550	¥1,563
Accumulated amortization equivalent	(1,063)	(611)	(630)

Book value equivalent	1,127	939	932
Software:
Acquisition cost equivalent	1,771	1,522	1,593
Accumulated amortization equivalent	(920)	(782)	(750)

Book value equivalent	851	739	843
Other:
Acquisition cost equivalent	-	4	4
Accumulated amortization equivalent	-	(1)	(0)

Book value equivalent	-	3	3

Total:
Acquisition cost equivalent	3,963	3,077	3,162
Accumulated amortization equivalent	(1,984)	(1,395)	(1,381)

Book value equivalent	¥1,979	¥1,682	¥1,780

        2. The amounts of outstanding future lease payments at September 30, 2002, September 30, 2003 and March 31, 2003:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Due within one year	¥683	¥595	¥618
Due after one year	1,323	1,111	1,187

Total	¥2,007	¥1,706	¥1,806

3.	Lease payments, amortization expense equivalent, interest expense equivalent for the six months ended September 30, 2002, September 30, 2003 and the year ended March 31, 2003 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

	(in millions)
Lease payments	¥440	¥363	¥840
Amortization expense equivalent	412	345	789
Interest expense equivalent	22	17	42

Japanese GAAP
Non-consolidated Financial Statements

4.	The method to calculate amortization expense equivalent and interest expense equivalent of leased property are as follows:

•	Amortization expense equivalent is calculated by using the straight-line method over the respective lease terms with no residual value.

•	Interest expense equivalent of lease obligation is calculated as the difference between the total lease payments and the acquisition cost equivalent of the leased property, with the amount allocated to each accounting period using the interest method.

(6) Investment Securities

Information regarding investments in subsidiaries and affiliates with market quotation available at September 30, 2002, September 30, 2003 and March 31, 2003 is as follows:

	September 30, 2002

	Carrying Value	Market Value	Differences

	(in millions)
Investment in affiliates	¥512	¥310	¥(202)

	September 30, 2003

	Carrying Value	Market Value	Differences

	(in millions)
Investment in affiliates	¥300	¥383	¥83

	March 31, 2003

	Carrying Value	Market Value	Differences

	(in millions)
Investment in affiliates	¥532	¥542	¥9

Japanese GAAP
Non-consolidated Financial Statements

Supplemental Reference Data

The summary of earnings per share (EPS) with retroactive adjustments for the past five half-year periods is as follows:

1.	Before retroactive adjustments

Consolidated:
	Six Months Ended September 30,

Per Share Data	1999	2000	2001	2002	2003

	(in yen)
Earnings per share	¥-	¥216.94	¥59.19	¥38.86	¥22.16
Shareholders’ equity per share	-	3,389.59	1,236.60	678.52	377.41
Half-year dividend per share	-	35.00	12.50	6.50	3.75

	September 30,

	1999	2000	2001	2002	2003

	(shares)
Number of shares outstanding at period-end	-	10,789,161	33,117,603	64,710,002	123,488,276

Non-consolidated:
	Six Months Ended September 30,

Per Share Data	1999	2000	2001	2002	2003

	(in yen)
Earnings per share	¥212.58	¥223.28	¥62.87	¥36.82	¥21.21
Shareholders’ equity per share	2,969.46	3,396.17	1,242.58	680.16	376.58
Half-year dividend per share	25.00	35.00	12.50	6.50	3.75

	September 30,

	1999	2000	2001	2002	2003

	(shares)
Number of shares outstanding at period-end	10,753,317	10,789,161	33,117,603	64,710,002	123,488,276

Japanese GAAP
Non-consolidated Financial Statements

Setting the per share data figures for the six months ended September 30, 2003 presented in the Condensed Statements of Financial Results as 100, the figures corrected and adjusted for the dilutions caused by the stock splits are presented below.

2.	After retroactive adjustments

Consolidated:
	Six Months Ended September 30,

Per Share Data	1999	2000	2001	2002	2003

	(in yen)
Earnings per share	¥ -	¥ 18.08	¥ 14.80	¥ 19.43	¥ 22.16
Shareholders’ equity per share	-	282.48	309.15	339.26	377.41
Half-year dividend per share	-	2.92	3.13	3.25	3.75

	September 30,

	1999	2000	2001	2002	2003

	(shares)
Number of shares outstanding at period-end	-	129,464,484	132,470,412	129,420,004	123,488,276

Non-consolidated:
	Six Months Ended September 30,

Per Share Data	1999	2000	2001	2002	2003

	(in yen)
Earnings per share	¥ 17.72	¥ 18.61	¥ 15.72	¥ 18.41	¥ 21.21
Shareholders’ equity per share	247.44	283.01	310.64	340.08	376.58
Half-year dividend per share	2.08	2.92	3.13	3.25	3.75

	September 30,

	1999	2000	2001	2002	2003

	(shares)
Number of shares outstanding at period-end	129,033,564	129,464,484	132,470,412	129,420,004	123,488,276

Note:	1.	On May 21, 2001, NISSIN completed a three-for-one stock split.
	2.	On May 21, 2002, NISSIN completed a two-for-one stock split.
	3.	On May 20, 2003, NISSIN completed a two-for-one stock split.
	4.	Earnings per share is calculated by assuming that all the stock splits occurred at beginning of their respective periods.
	5.	The per share data are adjusted retroactively, applying the Accounting Standard No. 2 of “Accounting Standard Concerning Earnings Per Share”, issued by Accounting Standard Board of Japan on September 25, 2002.
	6.	Consolidated financial statements were not prepared prior to the period ended September 30, 2000, which was the first year for which consolidated financial statements were prepared.